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                                                                    Exhibit 23.1
                 EXHIBIT 23.1 CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-4) and related Prospectus of Guidant Corporation for the registration of 6,088,245 shares of its common stock and to the incorporation by reference therein of our reports dated January 28, 1999 (except for Notes 5 and 14 as to which the date is February 11, 1999) with respect to the consolidated financial statements of Guidant Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP



Indianapolis, Indiana
October 14, 1999